FIXED RATE NOTE

REGISTERED	U.S. $
No. FXR	CUSIP: 46634X864

JPMORGAN DOUBLE SHORT US LONG BOND TREASURY FUTURES ETNS DUE SEPTEMBER 30, 2025

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

JPMORGAN CHASE & CO.
MEDIUM TERM NOTE, SERIES E

JPMORGAN DOUBLE SHORT US LONG BOND TREASURY FUTURES ETNS DUE SEPTEMBER 30, 2025

(Fixed Rate)

ORIGINAL ISSUE DATE: October 7, 2010	INITIAL REDEMPTION DATE: October 7, 2011	INTEREST RATE: N.A.	MATURITY DATE: September 30, 2025
INTEREST ACCRUAL DATE: N.A.	INITIAL REDEMPTION PERCENTAGE: N.A.	INTEREST PAYMENT DATE(S): N.A.	OPTIONAL REPAYMENT DATE(S): See “Early Repurchase at the Option of the Holders” below.
SPECIFIED CURRENCY: $USD	ANNUAL REDEMPTION PERCENTAGE REDUCTION: N.A.	INTEREST PAYMENT PERIOD: N.A.	APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION: N.A.
IF SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS, OPTION TO ELECT PAYMENT IN U.S. DOLLARS: N.A.	REDEMPTION NOTICE PERIOD: See “Payment upon Optional Redemption” below.	APPLICABILITY OF ANNUAL INTEREST PAYMENTS: N.A.	IF YES, STATE ISSUE PRICE: N.A.
EXCHANGE RATE AGENT: N.A.			ORIGINAL YIELD TO MATURITY: N.A.
OTHER PROVISIONS: SEE BELOW

Denominations

The Notes will be denominated in U.S. dollars in minimum denominations equal to the Principal Amount and integral multiples thereof.

The “Principal Amount” is equal to $50.00 per Note.

General

The Notes do not pay interest and do not guarantee any return of principal at maturity or upon early repurchase or redemption.  Instead, at maturity or upon early repurchase or redemption, holders of the Notes (the “Holders”) will receive a cash payment the amount of that will vary depending on the inverse leveraged performance of the NYSE US Long Bond Treasury Futures Index (the “Index”) from each Reset Date, subject to the cumulative effect of the Investor Fee and the Cash Return Amount.

Payment at Maturity

For each Note, unless earlier repurchased or redeemed, Holders will receive at maturity a cash payment equal to the Closing Note Value on the Final Valuation Date.

The “Reset Exposure Amount” on the Initial Valuation Date is equal to (i) -200% times (ii) the Principal Amount.  On each subsequent Reset Date, the Reset Exposure Amount is a negative number (or zero) equal to (i) -200% times (ii) the Closing Note Value on the immediately preceding Reset Determination Date.

For each Note, the “Closing Note Value” on the Initial Valuation Date is equal to the Principal Amount.  On each subsequent Trading Day, the Closing Note Value is equal to (i) the sum of:

(a)	the Closing Note Value as of the immediately preceding Reset Date;

(b)	(1) the Reset Exposure Amount as of the immediately preceding Reset Date times (2) the Index Return for such Trading Day; and

(c)	the Cash Return Amount for such Trading Day;

less (ii) the Investor Fee for such Trading Day; provided that if such calculation results in a negative value, the Closing Note Value will be $0.

On any Trading Day, the “Index Return” is calculated as follows:

Index Return =	Index closing level on such Trading Day – Index closing level on the immediately preceding Reset Date
Index closing level on the immediately preceding Reset Date

For each Note, the “Investor Fee” is equal to (i) on the Initial Valuation Date, $0; (ii) on any Trading Day immediately following a Reset Date, the product of (a) the Closing Note Value on the immediately preceding Trading Day; (b) the Investor Fee Percentage; and (c) the Day Count Fraction on such Trading Day; and (iii) on any other Trading Day, the sum of: (a) the Investor Fee on the immediately preceding Trading Day; and (b) the product of (1) the Closing Note

Value on the immediately preceding Trading Day, (2) the Investor Fee Percentage and (3) the Day Count Fraction on such Trading Day.

The “Investor Fee Percentage” is 0.85%.

On any Trading Day, the “Day Count Fraction” is a fraction, the numerator of which is equal to the number of calendar days from and including the preceding Trading Day to and excluding the current Trading Day and the denominator of which is equal to 360.

For each Note, the “Cash Return Amount” is equal to (i) on the Initial Valuation Date, $0; (ii) on any Trading Day immediately following a Reset Date, the product of: (a) the Closing Note Value on the immediately preceding Trading Day; and (b) the Daily Cash Return on such Trading Day; and (iii) on any other Trading Day, the sum of: (a) the Cash Return Amount on the immediately preceding Trading Day; and (b) the product of (1) the Closing Note Value on the immediately preceding Trading Day and (2) the Daily Cash Return on such Trading Day.

On any Trading Day, the “Daily Cash Return” is calculated as follows:

Daily Cash Return =	Cash Level on such Trading Day – Cash Level on the immediately preceding Trading Day
Cash Level on the immediately preceding Trading Day

The “Cash Level” is equal to (i) on the Initial Valuation Date, 1.0; and (ii) on any other Trading Day, the product of: (a) the Cash Level on the immediately preceding Trading Day; and (b) one plus (1) the Cash Reference Rate on such Trading Day times (2) the Day Count Fraction on such Trading Day.

On any Trading Day, the “Cash Reference Rate” is the United States Federal Funds Effective Rate as published on Bloomberg at FEDL01 INDEX (or any successor page) on such Trading Day.  If such Trading Day is not a Business Day, the Cash Reference Rate is the United States Federal Funds Effective Rate as published on Bloomberg at FEDL01 INDEX (or any successor page) on the immediately preceding Business Day.

If the United States Federal Funds Effective Rate ceases (temporarily or permanently) to be published on Bloomberg at FEDL01 INDEX (or any successor page) as determined by the Note Calculation Agent, and another comparable entity, as determined by the Note Calculation Agent publishes such rate, the Cash Reference Rate on any Trading Day will be equal to such rate on such Trading Day.  If the United States Federal Funds Effective Rate is discontinued and Bloomberg or another entity publishes a successor or substitute interest rate that the Note Calculation Agent determines, in its sole discretion, to be comparable to the discontinued United States Federal Funds Effective Rate (such rate being referred to herein as a “successor rate”), then the Cash Reference Rate on any Trading Day thereafter will be determined by reference to such successor rate on such Trading Day.  If the United States Federal Funds Effective Rate is discontinued or ceases (temporarily or permanently) to be published and the Note Calculation Agent is unable to identify a successor rate or is unable to identify a comparable entity that publishes such rate, as the case may be, the Cash Reference Rate on any Trading Day shall be a rate as determined by the Note Calculation Agent in good faith that represents or approximates the interest rate at which depositary institutions lend to each other overnight.

The “Current Exposure Amount” is a negative number (or zero) equal to: (i) on a Reset Date, the Reset Exposure Amount on such Reset Date; and (ii) on any other Trading Day, the product of (a) the Reset Exposure Amount on the immediately preceding Reset Date; and (b) (1) the Index closing level on such Trading Day divided by (2) the Index closing level on the immediately preceding Reset Date.

On any Trading Day, the “Current Percentage Exposure” is a negative percentage (or zero) equal to (i) the Current Exposure Amount on such Trading Day divided by (ii) the Closing Note Value on such Trading Day.

The “Reset Dates” are (i) the Initial Valuation Date and (ii) the Trading Day immediately following each Reset Determination Date, subject to adjustment as described below under “Postponement of a Calculation Date.”

The “Reset Determination Dates” are (i) any Fixed Reset Determination Dates and (ii) any Additional Reset Determination Dates.

The “Fixed Reset Determination Dates” are the last Trading Day in each calendar quarter from and including December 31, 2010 to and including June 30, 2025, subject to adjustment as described below under “Postponement of a Calculation Date.”

An “Additional Reset Determination Date” is a Trading Day from and excluding the Initial Valuation Date, to and including the Final Potential Reset Determination Date, other than a Fixed Reset Determination Date, on which the Current Percentage Exposure is greater in magnitude than -220% or less in magnitude than -180%.  Additional Reset Determination Dates are subject to postponement in the event of certain Market Disruption Events and as described under “Description of Notes — Postponement of a Calculation Date.”

The “Final Potential Reset Determination Date” is September 23, 2025, subject to adjustment as described below under “Postponement of a Calculation Date.”

A “Valuation Date” is each Trading Day from and including the Initial Valuation Date to and including the Final Valuation Date, subject to adjustment as described below under “Postponement of a Calculation Date.”

The “Initial Valuation Date” is October 4, 2010.

The “Final Valuation Date” is September 25, 2025, subject to adjustment as described below under “Postponement of a Calculation Date.”

 The “Index closing level” on any Index Business Day will equal the official closing level of the Index or any Successor Index (as defined below under Discontinuation of the Index; Alteration of Method of Calculation) published by the Index Calculation Agent following the regular official weekday close of trading on that Trading Day.  If the Index Calculation Agent does not publish the official closing level of the Index on any Index Business Day and such day is not a Disrupted Day (as defined below under “Postponement of a Calculation Date”), the Note Calculation Agent will determine the closing level of the Index for such Index Business Day in accordance with the formula for and method of calculating the Index closing level last in effect using the official settlement price of the relevant Treasury bond futures contract.  In certain circumstances, the Index closing level will be based on the alternative calculation of the Index described below under “Postponement of a Calculation Date” or “Discontinuation of the Index; Alteration of Method of Calculation.”

A “Trading Day” is an Index Business Day on which the New York Stock Exchange is scheduled to be open for trading.

An “Index Business Day” is a day on which the Relevant Exchange is scheduled to be open for “open-outcry” trading (i.e. trading through oral bids and offers on the trading floor of the Relevant Exchange) in the U.S. Treasury bond futures contracts underlying the Index (each, a “Treasury bond futures contract” and together, “Treasury bond futures”) or any Successor Index, as applicable.

“Relevant Exchange” means the primary exchange or market of trading for any futures contracts included in the Index or Successor Index, as applicable.

The “Maturity Date” for the Notes is September 30, 2025, subject to adjustment as described below.  If the scheduled Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day following such scheduled Maturity Date.  If, due to a Market Disruption Event or otherwise, the Final Valuation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

The Issuer will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date funds sufficient to make payments of the amount payable with respect to the Notes on such date.  The Issuer will give DTC irrevocable instructions and authority to pay such amount to the Holders entitled thereto.

A “Business Day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

Early Repurchase at the Option of the Holders

Subject to compliance with the procedures described under “— Repurchase Requirements” below and the potential postponements and adjustments as described under “Postponement of a Calculation Date” below, Holders may submit a request to have the Issuer repurchase their Notes on any Repurchase Date no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the relevant Valuation Date, provided that Holders request that the Issuer repurchase a minimum of 50,000 Notes. The Notes will be repurchased and Holders will receive payment for their Notes on the third Business Day following the relevant Valuation Date (the “Repurchase Date”).

If a Holder elects to have the Issuer repurchase such Holder’s Notes, subject to such Holder’s compliance with the procedures described under “— Repurchase Requirements” below, for each applicable Note such Holder will receive a cash payment on the relevant Repurchase Date equal to the Closing Note Value on the corresponding Valuation Date less the Repurchase Fee on the corresponding Valuation Date, if applicable.  If the amount calculated above is less than zero, the payment upon early repurchase will be zero.

On any Valuation Date, the “Repurchase Fee” will be an amount in cash per Note equal to (i) the Closing Note Value on such Valuation Date multiplied by (ii) the Repurchase Fee Percentage.

The “Repurchase Fee Percentage” is 0.125%.

The provisions of Article 13 of the Indenture shall be applicable to the repurchase of Notes at the option of the Holder, except as set forth herein.

Repurchase Requirements

To have the Issuer repurchase a Holder’s Notes, such Holder must instruct its broker or other person through whom such Holder holds its Notes to take the following steps:

•
Send a notice of repurchase, substantially in the form attached as Annex A hereto (a “Repurchase Notice”), to the Issuer via email at ETN_Repurchase@jpmorgan.com by no later than 11:00 a.m., New York City time on the Business Day immediately preceding the relevant Valuation Date.  The Issuer or its affiliate must acknowledge receipt of the Repurchase Notice on the same Business Day for it to be effective;

•	If the Issuer receives a Holder’s Repurchase Notice by the time specified in the preceding bullet point, the Issuer will respond by sending such Holder a confirmation of repurchase, substantially in the form attached as Annex B hereto (a “Repurchase Confirmation”);

•
Deliver the signed Repurchase Confirmation, in the specified form, to the Issuer via facsimile to (917) 456-3471, by 4:00 p.m., New York City time, on the Business Day immediately preceding the relevant Valuation Date.  The Issuer or its affiliate must acknowledge receipt of the Repurchase Notice on the same Business Day in order for such Holder’s Repurchase Confirmation to be effective;

•
Instruct such Holder’s DTC custodian to book a delivery versus payment trade with respect to its Notes on the relevant Valuation Date at a price equal to the amount payable upon early repurchase of the Notes; and

•	Cause such Holder’s DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the relevant Repurchase Date.

If the Issuer does not receive the Repurchase Notice by 11:00 a.m. or the Repurchase Confirmation by 4:00 p.m. on the Business Day immediately preceding the relevant Valuation Date, the Repurchase Notice will not be effective and the Issuer will not repurchase the relevant Notes on the relevant Repurchase Date.  Any Repurchase Notice for which the Issuer (or its affiliate) receive a valid Repurchase Confirmation in accordance with the procedures described above will be irrevocable.

The Note Calculation Agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Repurchase Notice and the timing of receipt of a Repurchase Notice or as to whether and when the required deliveries have been made.  Once given, a Repurchase Notice may not be revoked.  Questions about the repurchase requirements should be directed to the Issuer via email at ETN_Repurchase@jpmorgan.com.

Payment upon Optional Redemption

The Notes are subject to Article 12 of the Indenture (other than the first paragraph of Section 12.02 of the Indenture and other than Section 12.05 of the Indenture), except as set forth below.

On any Business Day on or after October 7, 2011, the Issuer may redeem all, but not less than all, issued and outstanding Notes at its sole discretion.  If the Issuer exercises its right to redeem the Notes prior to maturity, for each Note, Holders will receive a cash payment equal to the Closing Note Value as of the Valuation Date that occurs on or immediately following the fifth Business Day following the date the Issuer delivers an irrevocable redemption notice to DTC, subject to the potential postponements and adjustments as described under “Postponement of a Calculation Date” below.  The Notes will be redeemed and

Holders will receive payment for their Notes on the third Business Day following such Valuation Date (the “Redemption Date”).

Optional Redemption Requirements

If the Issuer exercises its right to redeem the Notes on the Redemption Date, the Issuer will deliver an irrevocable redemption notice to DTC (the holder of the global note).  The Issuer must provide at least five Business Days’ notice prior to the Valuation Date for such redemption.

Issuer Automatic Early Redemption

The Issuer will automatically redeem all issued and outstanding Notes on any Trading Day prior to the Final Valuation Date if the Closing Note Value is equal to $0.  For the avoidance of doubt, no payments will be made with respect to the Notes upon an automatic redemption.

Postponement of a Calculation Date

If any Valuation Date (including the Final Valuation Date), Reset Date, Fixed Reset Determination Date, Additional Reset Determination Date or the Final Potential Reset Determination Date (any such day, a “Calculation Date”) is a Disrupted Day, the applicable Calculation Date will be postponed to the immediately succeeding Trading Day that is not a Disrupted Day. In no event, however, will any Calculation Date be postponed more than three Trading Days following the date originally scheduled to be such Calculation Date. If the third Trading Day following the date originally scheduled to be the applicable Calculation Date is a Disrupted Day, the Note Calculation Agent will determine the Index closing level for such Calculation Date on such third Trading Day, which will be either (a) in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the Market Disruption Event, using the official settlement price (or, if trading in the relevant Treasury bond futures contract has been materially suspended or materially limited, the Note Calculation Agent’s good faith estimate of the official settlement price that would have prevailed but for such suspension or limitation) on such third Trading Day of the Treasury bond futures contract most recently constituting the Index or (b) the official closing level of the Index as published by Index Calculation Agent on such third Trading Day.

Notwithstanding the foregoing, if the Final Potential Reset Determination Date is postponed as described above, the Final Valuation Date will be postponed to the first Trading Day that is not a Disrupted Day following the Final Potential Reset Determination Date, as postponed.  In no event, however, will the Final Valuation Date be postponed more than four Trading Days following the date originally scheduled to be the Final Valuation Date as a result of the postponement of the Final Potential Reset Determination Date. If the Final Valuation Date is to be postponed as a result of the postponement of the Final Potential Reset Determination Date and the fourth Trading Day following the date originally scheduled to be the Final Valuation Date is a Disrupted Day, the Note Calculation Agent will determine the Index closing level for the Final Valuation Date on such fourth Trading Day, which will be either (a) in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the Market Disruption Event, using the official settlement price (or, if trading in the relevant Treasury bond futures contract has been materially suspended or materially limited, the Note Calculation Agent’s good faith estimate of the official settlement price that would have prevailed but for such suspension or limitation or non-publication) on such fourth Trading Day of the Treasury bond futures contract most recently constituting the Index or (b) the official closing level of the Index as published by the Index Calculation Agent on such fourth Trading Day.

A “Disrupted Day” is any Index Business Day on which a Market Disruption Event occurs or exists.

The “Index Calculation Agent” is the entity that calculates and publishes the official value of the Index, which is currently NYSE Arca, Inc.

Note Calculation Agent

J.P. Morgan Securities LLC will act as the calculation agent for the Notes (as may be appointed from time to time, the “Note Calculation Agent”).  The Note Calculation Agent will determine, among other things, the Closing Note Value, the Index Return, the Investor Fee, the Cash Return Amount and the Reset Exposure Amount on each Trading Day during the term of the Notes and the amount, if any, that the Issuer will pay Holders at maturity or upon early repurchase.  The Note Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index so that the Index does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index (or relevant Successor Index, if applicable) had those modifications not been made.  All determinations made by the Note Calculation Agent will be at the sole discretion of the Note Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Holders and on the Issuer.  The Issuer may appoint a different Note Calculation Agent from time to time after the date of the original issue of the Notes without the Holders’ consent and without notifying the Holders.

The Note Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the amount to be paid at maturity or upon early repurchase or redemption on or prior to 11:00 a.m., New York City time, on the Business Day preceding the Maturity Date, Repurchase Date or Redemption Date, as applicable.

All calculations with respect to the Index Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g.,

.876545 would be rounded to .87655); all dollar amounts related to determination of the Closing Note Value, the Investor Fee, the Cash Return Amount, the Reset Exposure Amount and payment per Note at maturity or upon early repurchase, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate Principal Amount of Notes per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

With respect to the Index and any relevant Successor Index, a “Market Disruption Event” means:

•	the termination or suspension of, or material limitation or disruption in, the trading of the relevant Treasury bond futures contract on the Relevant Exchange; or

•	the price at any time of the relevant Treasury bond futures contract has increased or decreased by an amount equal to the maximum permitted price change set by the Relevant Exchange; or

•
a failure by the Relevant Exchange to calculate and publish the official settlement price of the relevant Treasury bond futures contract on any day upon which the official settlement price of such futures contract is scheduled to be calculated and published by the Relevant Exchange; or

•	any event that disrupts or impairs the ability of market participants generally to effect transactions in or obtain market values for the relevant Treasury bond futures contract; or

•
the closure by the Relevant Exchange on any day on which such Relevant Exchange is open for trading during its regular trading session prior to its scheduled closing time, unless such earlier closing time is announced by such Relevant Exchange at least one hour prior to the actual closing time for the regular trading session on such Relevant Exchange; or

•	the occurrence of a material change in the formula for or the method of calculating the official settlement price of the relevant Treasury bond futures contracts; or

•	the occurrence of a material change in the content, composition or constitution of the relevant Treasury bond futures contracts,

in each case as determined by the Note Calculation Agent in its sole discretion; and

•	a determination by the Note Calculation Agent, in its sole discretion, that the applicable event described above materially interfered with the

Issuer’s ability or the ability of any of the Issuer’s affiliates to adjust or unwind all or a material portion of any hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event with respect to the Index (or the relevant Successor Index) has occurred, a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or the primary exchange or market for trading in the relevant Treasury bond futures.

Discontinuation of the Index; Alteration of Method of Calculation

If the sponsor of the Index, J.P. Morgan Securities Ltd. (including any successor thereto, the “Index Sponsor”), discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the Note Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index closing level on any Trading Day or any other relevant date on which the Index closing level is to be determined will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange for such Successor Index on such day.

Upon any selection by the Note Calculation Agent of a Successor Index, the Note Calculation Agent will cause written notice thereof to be promptly furnished to the Trustee, to the Issuer and to the Holders.

If the Index Sponsor discontinues publication of the Index prior to, and such discontinuation is continuing on, a Trading Day or any other relevant date on which the Index closing level is to be determined, and the Note Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Note Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, any Trading Day or such other relevant date, then the Note Calculation Agent will determine the Index closing level for such Trading Day or such other relevant date on such date.  The Index closing level will be computed by the Note Calculation Agent in accordance with the formula for and method of calculating the Index or Successor Index, as applicable, last in effect prior to such discontinuation, using the official settlement price (or, if trading in the relevant Treasury bond futures contract has been materially suspended or materially limited, the Note Calculation Agent’s good faith estimate of the official settlement price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of the relevant Treasury bond futures contract, as applicable.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified (including, but not limited to, a change in the futures contracts that compose the Index or such Successor Index) so that the Index or such Successor Index does not, in the opinion of the Note Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then the Note Calculation Agent will, at the close of business in New York City on each date on which the Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Note Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Note Calculation Agent will calculate the Index closing level with reference to the Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or such Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification, then the Note Calculation Agent will adjust its calculation of the Index or such Successor Index in order to arrive at a level of the Index or such Successor Index as if there had been no such modification.

Payment upon an Event of Default

In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of the Notes will be determined by the Note Calculation Agent and will be an amount in cash equal to the amount payable at maturity as described under the caption “Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date.

If the maturity of the Notes is accelerated because of an Event of Default, the Issuer will, or will cause the Note Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Defeasance

The Notes will not be subject to the defeasance provisions contained in Article 10 of the Indenture.

JPMorgan Chase & Co., a Delaware corporation (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to CEDE & CO., or registered assignees, the amount in cash, as determined in accordance with the provisions set forth under “Payment at Maturity” above, due with respect to the principal sum of $                  (UNITED STATES DOLLARS                  ) on the Maturity Date specified above.

Payment of the principal of this Note and any premium at maturity will be made in immediately available funds upon surrender of this Note at the office or agency of the Paying Agent, as defined on the reverse hereof, maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Issuer may determine, in U.S. dollars.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note (CUSIP: 46634X864) to be duly executed under its corporate seal.

Date:  October 7, 2010

JPMORGAN CHASE & CO.

By:
	Name:	Le Roy Davis
	Title:	Managing Director

Attest:
	Name:	Irma R. Caracciolo
	Title:	Assistant Secretary

[Seal]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICA (f/k/a/ Bankers Trust Company), as Trustee BY: THE BANK OF NEW YORK MELLON, as Authenticating Agent

By:
Name:
Title:

REVERSE OF SECURITY

This Note is one of a duly authorized issue of Medium Term Notes, Series E (the “Notes”) of the Issuer.  The Notes are issuable under an Indenture, dated as of May 25, 2001, between the Issuer and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture) (as may be amended or supplemented from time to time, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.  The Issuer has appointed The Bank of New York Mellon, at its corporate trust office in The City of New York as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Notes.  The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Indenture.  To the extent not inconsistent herewith, the terms of the Indenture are hereby incorporated by reference herein.

Unless otherwise indicated on the face hereof, this Note will not be subject to any sinking fund and, unless otherwise provided on the face hereof in accordance with the provisions of the following two paragraphs, will not be redeemable or subject to repayment at the option of the holder prior to maturity.

In the case where the calendar date indicated on the face hereof as the Maturity Date does not fall on a Business Day or where the Maturity Date is otherwise postponed according to the terms and procedures specified on the face hereof, payment of premium, if any, or principal otherwise payable on such calendar date need not be made on such date, but may be made on the Maturity Date as postponed with the same force and effect as if made on the indicated calendar date, and no interest on such payment shall accrue for the period from and after the indicated calendar date to the Maturity Date as postponed.

This Note and all the obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to certain statutory exceptions in the event of liquidation upon insolvency.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and, if denominated in U.S. dollars, unless otherwise stated above, is issuable only in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000 in excess thereof.

The Bank of New York Mellon has been appointed registrar for the Notes, and The Bank of New York Mellon will maintain at its office in The City of New York a register for the registration and transfer of Notes.  This Note may be transferred at the aforesaid office of The Bank of New York Mellon by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to The Bank of New York Mellon and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon The Bank of New York Mellon shall issue in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that The Bank of New York Mellon will not be required (i) to register the transfer of or exchange any Note that has been called for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, (ii) to register the transfer of or exchange any Note if the holder thereof has exercised his right, if any, to require the Issuer to repurchase such Note in whole or in part, except the portion of such Note not required to be repurchased, or (iii) to register the transfer of or exchange Notes to the extent and during the period so provided in the Indenture with respect to the redemption of Notes.  Notes are exchangeable at said office for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions.  All such exchanges and transfers of Notes will be free of charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.  All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to The Bank of New York Mellon and executed by the registered holder in person or by the holder’s attorney duly authorized in writing.  The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to The Bank of New York Mellon, the Issuer in its discretion may execute a new Note of like tenor in exchange for this Note, but, if this Note is destroyed, lost or stolen, only upon receipt of evidence satisfactory to The Bank of New York Mellon and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them.  All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

The Indenture provides that (a) if an Event of Default (as defined in the Indenture) due to the default in payment of principal of, premium, if any, or interest on, any series of debt securities issued under the Indenture, including the series of Medium Term Notes of which this Note forms a part, or due to the default in the performance or breach of any other covenant or warranty of the Issuer applicable to the debt securities of such series but not applicable to all outstanding debt securities issued under the Indenture, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the debt securities of each affected series (voting as a single class) may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding debt securities issued thereunder, including this Note, or due to certain events of bankruptcy or insolvency of the Issuer, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all debt securities issued under the Indenture then outstanding (treated as one class) may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal (or premium, if any) or interest on such debt securities) by the holders of a majority in principal amount of the debt securities of all affected series then outstanding.

The Indenture permits the Issuer and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the holder of each outstanding debt security affected thereby, (a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or other amounts due thereunder, or change the method in which amounts of payment of principal, interest or other amounts due thereon are determined, or reduce any amount payable on redemption or repayment thereof, or change the currency of payment thereof, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or impair or affect the rights of any holder to institute suit for the payment thereof without the consent of the holder of each debt security so affected or (b) reduce the aforesaid percentage in principal amount of debt securities the consent of the holders of which is required for any such supplemental indenture.

So long as this Note shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Notes.  The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places (subject to applicable laws and regulations) as the Issuer may decide.  So long as there shall be such an agency, the Issuer shall keep the

Trustee advised of the names and locations of such agencies, if any are so designated.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer.  Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

No provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered holder of this Note.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM –	as tenants in common
TEN ENT –	as tenants by the entireties
JT TEN –	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT –		Custodian
	(Minor)		(Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

____________________________________________
[PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such note on the books of the Issuer, with full power of substitution in the premises.

Dated: ____________________________

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

ANNEX A

FORM OF REPURCHASE NOTICE

To:           ETN_Repurchase@jpmorgan.com

Subject:    JPMorgan Double Short US Long Bond Treasury Futures ETNs

The undersigned hereby irrevocably elects to exercise the right to have you repurchase certain notes described in product supplement no. 198-A-I, dated September 8, 2010, as supplemented by the pricing supplement dated _________, 20__ relating to the notes.

CUSIP No.: 46634X864

Name of holder:

Number of notes to be repurchased: at least 50,000

Relevant Valuation Date: _________, 20_*

Contact Name:

Telephone #:

Fax #:

Email:

Acknowledgement:  I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the product supplement relating to the notes are satisfied.  I also acknowledge that I have read the section “Selected Risk Considerations — You will not know the amount you will receive upon early repurchase at the time you elect to request that we repurchase your notes” in the relevant pricing supplement, and I understand that I will be exposed to market risk in the event the market fluctuates after you confirm the validity of my notice of election to exercise my rights to have you repurchase my notes, and prior to the relevant Repurchase Date.

Questions regarding the repurchase requirements of your notes should be directed to ETN_Repurchase@jpmorgan.com.

*Subject to adjustment as described in the product supplement no. 198-A-I.

ANNEX B

FORM OF REPURCHASE CONFIRMATION

Dated:

JPMorgan Chase & Co.

J.P. Morgan Securities LLC, as Note Calculation Agent

Fax:  917-456-3471

Dear Ladies and Gentlemen:

The undersigned holder of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, JPMorgan Double Short US Long Bond Treasury Futures ETNs, CUSIP No. 46634X864 (the “notes”) hereby irrevocably elects to exercise, on the Repurchase Date of  _______________, 20__* with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase the notes as described in the product supplement no. 198-A-I, as supplemented by the pricing supplement dated _________, 20__ relating to the notes (collectively, the “Supplement”).  Terms not defined herein have the meanings given to such terms in the Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant Valuation Date with respect to the number of notes specified below at a price per note determined in the manner described in the Supplement, facing DTC 352 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time, on the Repurchase Date.

* Subject to adjustment as described in the Supplement.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of Notes surrendered for Repurchase: at least 50,000

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Note to Holder:  You must request that we repurchase at least 50,000 notes at one time in order to exercise your right to have us repurchase your notes on any Repurchase Date.